RICHMOND, Va., Nov. 27 /PRNewswire-FirstCall/ — Massey Energy Company (NYSE: MEE) announced today that it reached an agreement with its banks to extend for an additional year the 364-day, $150 million portion of its existing credit facility, which came due on November 26, 2002. The 3-year, $250 million portion of the credit facility which has been in place for two years is scheduled to expire in November 2003. The full $400 million facility will now expire on November 25, 2003.

In connection with the extension, the Company agreed to certain modifications affecting its entire $400 million facility. These amendments provide the lenders with selected assets as collateral. The extension agreement also provides the opportunity for an asset-backed financing which the Company is negotiating with a member of its bank group. The asset-backed financing and certain equipment sale and leaseback transactions are expected to increase the Company’s liquidity by $70 to $100 million. The Company continues to review other transactions that will generate cash to reduce debt and increase liquidity.

Other terms of the amendment include a debt-to-EBITDA covenant ratio of 3.5 to 1 and a LIBOR-based floating interest rate that will result in an initial interest rate of approximately 4.0% on the outstanding balance, an increase of 1.5% over the rate in place prior to the extension. The new interest rates apply to the outstanding balance on the credit facility, which was $301 million as of November 26, as compared to $275 million at September 30. The increase in the outstanding balance resulted from several factors. Approximately $31 million was utilized to secure the Company’s self-insurance programs, including workers compensation, in what continues to be a difficult insurance and surety bonding environment. Additional uses of funds included approximately $7 million for payment of the Virginia Harman lawsuit award and $10.7 million for the Company’s purchase of $14 million of its 6.95% Senior Notes. Cash flow from operations of approximately $23 million reduced the impact of these uses of funds. The Company’s cash flow from operations continues to be positive.

Massey Energy Company, headquartered in Richmond, Virginia, is the fifth largest coal producer by revenue in the United States.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements regarding projected earnings levels, cost reductions, new contracts and financial performance. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; fluctuation in coal prices which could adversely affect the Company’s operating results and cash flows; deregulation of the electric utility industry; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental regulations, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public periodic filings with the Securities and Exchange Commission, including the Company’s Form 10K filed on January 29, 2002 and its Forms 10-Q filed on May 15, 2002, August 14, 2002 and November 14, 2002. Such filings are available either publicly, under the Investor Relations page of Massey’s website, http://www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: 866-814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact: Investor Relations, Katharine W. Kenny, 804-788-1824, of Massey or e-mail the Company at http://www.masseyenergyco.com.